Exhibit 99.1

June 25, 2012

Dear Stockholder,

As you may be aware by now, MacKenzie Capital Management, LP and certain of its affiliates (collectively, “MacKenzie”) initiated an unsolicited mini-tender offer (the “Mini-Tender Offer”) to buy up to 800,000, or approximately 4.0%, of the outstanding shares of common stock (the “Shares”) of Apartment Trust of America, Inc., a Maryland corporation (the “Company”) for a price of $2.50 per share less any distributions paid by the Company after June 6, 2012. Our Board of Directors first became aware of the offer by MacKenzie on June 20, 2012. You should be aware that the Company is not in any way affiliated with MacKenzie, and we believe this offer is not in the best interests of our stockholders.

Our Board of Directors has carefully evaluated the terms of MacKenzie’s offer and recommends that you reject MacKenzie’s offer and not tender your Shares. The Board of Directors acknowledges that each stockholder must evaluate whether to tender his, her or its Shares to MacKenzie pursuant to the Mini-Tender Offer and that an individual stockholder may determine to tender based on, among other things, its individual liquidity needs.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the U.S. Securities and Exchange Commission (the “SEC”) to protect investors from certain abuses that may occur in a tender offer. The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”1 In this instance, MacKenzie’s Mini-Tender Offer is significantly below the $10.00 per share price at which these Shares were initially offered and that most stockholders initially paid to acquire their Shares, and MacKenzie’s Mini-Tender Offer is below the $3.00 per share price that affiliates of MacKenzie offered to stockholders pursuant to a mini-tender offer in June 2011. As MacKenzie states in its letter, MacKenzie is making this offer “for investment purposes,” which indicates that MacKenzie believes that it will make a profit by acquiring your shares for $2.50 per share. MacKenzie further acknowledges that the purchase price in its Mini-Tender Offer “does not necessarily correspond with recent trading prices for the Shares in the secondary market where Shares may trade” and that “no independent person was retained to evaluate or render any opinion with respect to the fairness of the purchase price.”

[1]	U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm (modified 01/31/2008).

Furthermore, we note that the MacKenzie’s Mini-Tender Offer is open for only approximately one month, Shares will be purchased on a “first-come, first-buy” basis and that decisions by stockholders to tender their shares may not be withdrawn, all of which may cause stockholders to make hasty decisions without taking adequate time to consider all of the facts relating to the Mini-Tender Offer. Stockholders are urged to consult with their own financial advisor or broker, and to exercise caution with respect to mini-tender offers. Additional information regarding the SEC’s regulatory concerns about mini-tender offers is available at the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

The Board of Directors’ recommendation was reached after consulting with our executive officers. Some of the reasons why we strongly believe the Mini-Tender Offer is not in the best interests of our stockholders are as follows:

•	Our Board of Directors believes that the offer price is less than the current and potential long-term value of the Shares;

•

We believe that the Mini-Tender Offer represents an opportunistic attempt to purchase at a low price and make a profit and, as a result, deprive the stockholders who tender Shares in the Mini-Tender Offer of the potential opportunity to realize the full long-term value of their investment in the Company;

•

Although the Board of Directors has not undertaken a formal evaluation of the Company’s assets, it has engaged in discussions with the Company’s management, and believes that the Company’s net asset value per share is in excess of the offer price;

•

Stockholders who tender their Shares would no longer receive distributions paid by the Company after June 6, 2012; distributions are currently paid to stockholders monthly as a 3.0% annualized return on a pro rata basis based on a $10.00 purchase price, and therefore, the monthly distributions paid by the Company after June 6, 2012 would actually reduce the price per share that MacKenzie would pay to stockholders if they choose to tender their Shares;

•

We believe that MacKenzie’s statement that the Company has never said if or when it will liquidate is inaccurate; as stated in the Company’s public filings, we anticipate that by 2013, our Board of Directors will determine when, and if, to apply to have the Shares listed for trading on a national securities exchange; if by 2013, the Shares are not listed for trading on a national securities exchange, then our Board of Directors must either (a) adopt a resolution that sets forth a proposed amendment to the Company’s charter extending or eliminating this deadline, declare that such amendment to the charter is advisable and direct that the proposed amendment be submitted for consideration at a meeting of the stockholders, or (b) adopt a resolution that declares a proposed liquidation and dissolution is advisable on substantially the terms and conditions set forth, or referred to, in the resolution and direct that the proposed liquidation be submitted for consideration at a meeting of the stockholders; and

•	The Company remains committed to providing liquidity to its stockholders at the time and in the manner that will maximize stockholder value;

In summary, we believe that you should view MacKenzie as an opportunistic purchaser that is attempting to acquire your Shares in order to make a profit and, as a result, deprive you of the potential long-term value of your Shares. Please be aware that you are not required to tender your Shares to MacKenzie and that we again urge you not to tender your Shares.

Should you have any questions about this tender offer or other matters, please contact Investor Services at 1-888-827-0261.

We appreciate your trust in the Company and its Board of Directors. We encourage you to follow the Board of Directors’ recommendation and not tender your Shares to MacKenzie.

Sincerely,

Stanley J. Olander, Jr.

Chief Executive Officer and Chairman of the Board of Directors

Disclosures

This correspondence contains forward-looking statements about the Company. Such forward-looking statements generally can be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this correspondence should be aware that there are various factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include changes in general economic conditions, changes in real estate conditions and lack of availability of financing or capital proceeds. Such factors also include those described in the “Risk Factors” sections of the latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q of the Company, as filed with the SEC. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. The Company does not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events.